STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is HANRYU HOLDINGS, INC.
.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Article I so that, as amended, said Article shall be and read as follows:
The name of the corporation shall be Global Interactive Technologies, Inc. (the "Corporation")

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: /s/ Taehoon Kim, Chief Executive Officer
Authorized Officer

Name: Taehoon Kim, Chief Executive Officer
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:16 AM 12/05/2024
FILED 10:16 AM 12/05/2024
SR 20244395845 - File Number 6328975

December 3, 2024

To whom it may concern:

I reserved the name Global Interactive Technologies, Inc. with the Delaware Secretary of State (reservation number 5660326). Please be advised that I hereby release that name to Hanryu Holdings Inc.

Best,

Brian Suzuki

PFSS Professional Filing & Search Services, Inc.

October 22, 2024

Brian Suzuki
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304

Dear Brian,

Pursuant to your request, the name Global Interactive Technologies, Inc. has been reserved with the Delaware Secretary of State with reservation number 5660326. This name will expire on February 19, 2025.

Sincerely,

Margaret Collins

Margaret Collins, CLA

5150 Fair Oaks Blvd., Ste. 101-337
Carmichael, CA 95608

Margaret@pfssonline.com
www.pfssonline.com